Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Julie Blunden

SunPower Corporation

408-240-5577

Manny Hernandez

SunPower Corporation

408-240-5560

SunPower Announces Hemlock Silicon Supply Agreement

SAN JOSE, Calif., July 18, 2007 – SunPower Corporation (NASDAQ: SPWR) today announced that it has signed a 10-year silicon supply agreement with Hemlock Semiconductor Corporation with deliveries beginning in 2010. The silicon supplied by this agreement is expected to support more than two gigawatts of solar cell production by SunPower at planned silicon utilization rates over that period.

“Our new Hemlock agreement adds another long-term component to SunPower’s silicon supply portfolio strategy as we expand our high-efficiency solar cell production,” said Tom Werner, SunPower CEO. “SunPower is seeking to achieve economies of scale that will contribute to our goal to reduce installed solar system costs by 50 percent between 2006 and 2012. We look forward to an extended relationship with Hemlock, the world’s largest manufacturer of polysilicon.”

About SunPower

SunPower Corporation (Nasdaq: SPWR) designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers. SunPower high-efficiency solar cells and solar panels generate up to 50 percent more power than conventional solar technologies and have a uniquely attractive, all-black appearance. With headquarters in San Jose, Calif., SunPower has offices in North America, Europe and Asia. For more information, visit www.sunpowercorp.com. SunPower is a majority-owned subsidiary of Cypress Semiconductor Corp. (NYSE: CY).

Forward Looking Statements

Statements herein that are not historical facts and that refer to SunPower’s plans and expectations about its supply of polysilicon, the aggregate quantity of megawatts of solar cell production and planned silicon utilization rates, and the 50 percent reduction in installed solar system costs between 2006 and 2012, are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We use words such as “will,” “projected,” “planned,” and “expected” and similar expressions to identify forward-looking statements. Such statements are based on our current expectations as of the date of the release, which could change or not materialize as expected. Our actual results may differ materially due to a variety of uncertainties and risk factors, including but not limited to business and economic conditions and growth trends in the solar power industry, our suppliers’ ability to provide adequate supply of polysilicon, ingots and wafers to manufacture our products, the price we pay for such material, our ability to increase manufacturing capacity in accordance with our plans, our ability to reduce Kerff loss and otherwise achieve anticipated reductions in silicon usage efficiency by 2012, and other risks described in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update any such forward-looking statements.

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SunPower is a registered trademark of SunPower Corp. Cypress is a registered trademark of Cypress Semiconductor Corp. All other trademarks are the property of their respective owners.